Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-140667 on Form S-8 of our report on the consolidated financial statements dated March 15, 2007(which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) appearing in this Annual Report on Form 10-K of Physicians Formula Holdings, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Los Angeles, California
March 15, 2007